Exhibit 23.3

                                    THOMPSON,
                                    GREENSPON
                                   & CO., P.C.

                          Certified Public Accountants
                             Management Consultants

                   Consent of Thompson, Greenspon & Co., P.C.

To the Directors
The Horizon Bank of Virginia
Vienna, Virginia

We consent to the inclusion in the Form S-4 Registration Statement of Southern Financial Bancorp, Inc. of our report dated January 29, 1999, relating to the balance sheets of The Horizon Bank of Virginia as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders equity and cash flows for the years then ended.

In addition, we consent to the reference to our firm under the heading "experts" in the Registration Statement.



                                             /s/ Thompson, Greenspon & Co., P.C.


Thompson, Greenspon & Co.
Fairfax, Virginia
June 29, 1999